Exhibit 23.1

Kost Forer Gabbay & Kasierer 3 Aminadav St. Tel-Aviv 6706703, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 www.ey.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2006 Compensation Incentive Plan of Allot Communications Ltd., of our report dated March 28, 2016, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Allot Communications Ltd. included in its annual report on Form 20-F for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global

Tel Aviv, Israel
March 28, 2016